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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company(R)
                              [One American Square
                             Indianapolis, IN 46206]

                          GUARANTEED INSURABILITY RIDER

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Rider Specifications Page. The rider's provisions shall control when there is a conflict between this rider and the policy.

Definitions

Insured - As used in this rider, the Insured is the same as the Insured for the policy.

Option Date - The date you are eligible to increase the Base Face Amount of insurance of the policy to which this rider is attached. The maximum amount of insurance you may choose to increase on an Option Date is shown on the Rider Specifications Page.

Benefit

You have the option to increase the Base Face Amount of insurance under the policy without evidence of insurability or change in premium class. The option may be exercised on each Option Date while this rider is in force subject to the following conditions:

     (1) You must send us a written application for the increase during the 90 days before the Option Date. If you exercise an alternative Option Date, proof of marriage, birth, adoption, or mortgage giving rise to the option must accompany the application.

     (2) The increase in Base Face Amount may be any amount that does not exceed the amount you selected at the time of application, as shown on the Rider Specifications Page. However, aggregate increases in Base Face Amount due to the exercise of options under this rider cannot exceed the amount shown on the Rider Specification Page.

     (3) The increase will take effect on the Option Date. If you exercise an alternative Option Date, we will cancel the next regular Option Date not previously cancelled.

     (4) If a Waiver of Monthly Deductions Disability Rider is attached to the policy, it will apply to the increase in the Base Face Amount. If we are waiving Monthly Deductions for the policy on the Option Date, we will automatically increase the Base Face Amount by the option amount and waive the Monthly Deductions applicable to the increase for as long as we waive the Monthly Deductions for the policy.

     (5) If the Insured is not the Owner of the policy, the Insured must agree in writing to the increase.
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     (6)  A new Required  Premium for the No-Lapse  Guarantee  for this contract will be determined for any No-Lapse Guarantee in effect on the effective date of the increase.

Option Dates

Regular Option Dates occur on each of the Policy Anniversaries on which the Insured's Attained Age nearest birthday is 22, 25, 28, 31, 34, 37, 40 and 43.

We will allow an alternative Option Date on the third Monthiversary following the date of:

     (1)  The Insured's marriage;

     (2)  The birth of a living child of the Insured;

     (3) The legal adoption by the Insured of a child less than 18 years of age;

     (4) Obtaining a new mortgage to purchase a new primary residence. This is limited to one Option Date per lifetime.

If we have received the written application requesting an increase and the Insured dies before the Option Date, any additional life insurance benefits requested will not take effect. Any monthly cost of this rider that was paid related to that application will be refunded.

Incontestability

This rider will not be contested after it has been in force during the Insured's lifetime for two (2) years from the Policy Date or the effective date of the rider, except for non-payment of premium or fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery.

Nonforfeiture Values

This rider does not have any Account Value, Cash Value, Cash Surrender Value, or loan value.

Reinstatement

Reinstatement of the policy will reinstate this rider only for the Option Dates occurring after the date of reinstatement.

Cost of Benefit

The cost for this rider is determined monthly and deducted from the Account Value of the policy on each Monthiversary until the rider terminates.

The monthly cost factors for this rider are based on the Insured's Age as of the Policy Date, or the effective date of the rider, and are shown on the Rider Specifications Page. The monthly cost for this rider is the monthly cost factor times the amount of the option (in thousands).

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Termination - This rider terminates on the earliest of the following dates:

     (1) The Expiry Date is the Policy Anniversary nearest the Insured's 43rd birthday;

     (2) The date that the aggregate limit of increases in Base Face Amount is reached;

     (3) The date the policy is terminated or continued as paid-up or extended term insurance;

     (4)  The Monthiversary following the date requested by you in writing;

     (5)  Upon nonpayment of the monthly cost for the rider; and

     (6)  Upon expiration of the last Option Date.




             Signed for American United Life Insurance Company(R) by,

                                 Thomas M. Zurek

                                    Secretary




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